EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of July 19, 2005, by and between AUTOBYTEL INC., a Delaware corporation (the “Company”), and ARIEL AMIR (the “Executive”).

Recitals

WHEREAS, the Company and the Executive are parties to an Employment Agreement, dated April 1, 2002, which agreement was amended pursuant to that certain First Amendment, dated December 19, 2003 (as so amended, the “Prior Agreement”), pursuant to which the Company employs the Executive.

WHEREAS, the Company and the Executive desire to amend and restate the Prior Agreement, as set forth herein, in order to set forth the terms and conditions under which the Executive will continue his employment with the Company, and the Company will continue to employ the Executive, from and after the date hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and with reference to the above recitals, the parties hereby agree as follows:

ARTICLE 1

AMENDMENT AND RESTATEMENT OF PRIOR AGREEMENT;

TERM OF EMPLOYMENT

1.1 AMENDMENT AND RESTATEMENT. The Company and the Executive hereby agree to amend and restate the Prior Agreement, as set forth herein, and agree that the Prior Agreement no longer has any force or effect and is superceded in its entirety by this Agreement, except that the Prior Agreement (including, but not limited to, Schedule I thereto) shall survive solely for the purposes of governing, and only to the extent necessary to govern, stock options held by the Executive as of the date hereof.

1.2 TERM OF EMPLOYMENT. The Company hereby employs the Executive as the Executive Vice President, Chief Legal and Administrative Officer, and Secretary of the Company, and the Executive hereby accepts such employment by the Company, for a period (as such period may be extended, the “Term”) commencing on the date hereof and expiring on the first to occur of (a) the termination of the Executive’s employment pursuant to Article 6, and (b) July 19, 2006 (the “Termination Date”). Provided that if the Executive’s employment has not previously been terminated pursuant to Article 6, the Executive’s employment pursuant to this Agreement shall automatically renew for an additional one (1) year period unless either party notifies the other party in writing of its desire not to renew the Executive’s employment under this Agreement no later than one-hundred twenty (120) days prior to the Termination Date (a “Non-Renewal Notice”). If the Company delivers the Non-Renewal Notice and the Executive does not terminate his employment prior to the end of the Term, then such non-renewal shall be deemed to be a termination by the Company of the Executive’s employment without Cause (as defined below) as of immediately prior to the expiration of the Term, and Section 6.2 shall govern such termination. If the Executive delivers the Non-Renewal Notice and the Company does not terminate the Executive’s employment prior to the end of the Term, then such non-

renewal shall be deemed to be a termination by the Executive of his employment without Good Reason (as defined below) as of immediately prior to the expiration of the Term, and Section 6.4 shall govern such termination.

ARTICLE 2

DUTIES AND OBLIGATIONS

2.1 DUTIES. During the Term, the Executive shall: (i) be employed as the Executive Vice President, Chief Legal and Administrative Officer, and Secretary of the Company, and shall have such power and authority as is customarily held by the executive vice president, chief legal and administrative officer, and secretary of similarly situated companies, (ii) devote his full business time, attention and energies to the business of the Company; (iii) use his best efforts to promote the interests of the Company; (iv) perform such functions and services as shall lawfully be directed by the Chief Executive Officer; (v) act in accordance with the policies and directives of the Company; and (vi) report directly to the Chief Executive Officer.

2.2 RESTRICTIONS. Except as provided in Section 8.2(i), the Executive covenants and agrees that, while actually employed by the Company, he shall not engage in any other business duties or pursuits whatsoever, or directly or indirectly render any services of a business or commercial nature to any other Person, including, but not limited to, providing services to any business that is in competition with or similar in nature to the Company, whether for compensation or otherwise, without the prior written consent of the Board of Directors (the “Board”). However, the expenditure of reasonable amounts of time for educational, charitable, or professional activities shall not be deemed a breach of this Agreement, if those activities do not materially interfere with the services required under this Agreement, and such activities shall not require the prior written consent of the Board. Notwithstanding anything herein contained to the contrary, this Agreement shall not be construed to prohibit the Executive from making passive personal investments or conducting personal business, financial or legal affairs or other personal matters if those activities do not materially interfere with the services required hereunder. In addition to the foregoing, notwithstanding anything contained herein to the contrary, this Agreement shall not be construed to prohibit the Executive from serving as a director or board member of any other corporation, company, or other business entity, subject to the approval of the Board.

ARTICLE 3

COMPENSATION

3.1 BASE SALARY. As compensation for the services to be rendered by the Executive pursuant to this Agreement, the Company hereby agrees to pay the Executive a base salary (the “Base Salary”) equal to at least Two Hundred Sixty Five Thousand Dollars ($265,000.00) per year during the Term of this Agreement, which rate shall be reviewed by the Board at least annually and may be increased (but not reduced) by the Board in such amounts as the Board deems appropriate. The Base Salary shall be paid in substantially equal bimonthly installments, in accordance with the normal payroll practices of the Company.

3.2 BONUS. The Board may, in its sole discretion, provide the Executive with the opportunity to earn an annual bonus (“Bonus”) for each fiscal year of the Company occurring in whole or in part during the Term of fifty percent (50%) (the “Target”) of the Executive’s Base Salary for such fiscal year. The Bonus, if any, payable to the Executive shall be based on such criteria as may be established by the Board, in its sole discretion, from time to time The Executive shall participate in all other short term and long term bonus or incentive plans or arrangements in which other senior executives of the Company are eligible to participate from time to time. Any bonus shall be paid as promptly as practicable following the end of the preceding fiscal year. The provisions of this Section 3.2 shall be subject to the provisions of Section 3.4.

3.3 WITHHOLDING. The Company shall have the right to deduct or withhold from the compensation due to the Executive hereunder any and all sums required for federal income and employee social security taxes and all state or local income taxes now applicable or that may be enacted and become applicable during the Term.

3.4 RIGHT TO SEEK APPROVAL. The Company may provide for shareholder approval of any performance based compensation provided herein and may provide for the compensation committee to establish any applicable performance goals and determine whether such performance goals have been met.

3.5 CHANGE OF CONTROL. Notwithstanding Article 1 above, in the event of a Change of Control (as defined in Section 3.6) of the Company (a) during the Term while the Executive remains employed by the Company, or (b) at any time during the six (6) month period following the termination of the Executive’s employment with the Company (other than for Cause or without Good Reason), the Company shall pay to the Executive, concurrently with the consummation of such Change of Control, a lump sum amount equal to two (2) times the sum of the Executive’s annual Base Salary plus the Bonus (at the Target level) (the “Severance Compensation”); provided, that the Company’s obligation to pay the Severance Compensation shall be conditioned on the following: if the Executive is employed by the Company at the time of the Change of Control and the Person or Group (each as defined in Section 3.6.) that acquires the Company requests that the Executive continue as an employee of the Company, the successor entity, or any of their respective affiliates on substantially the same (or better, from the Executive’s perspective) terms relating to salary, bonus, and benefits as contained in this Agreement, the Executive shall agree to continue such employment for a period of ninety (90) days from the date of the Change of Control or such lesser period of time as the Person or Group shall request. If the Executive’ employment with the Company is terminated pursuant to Section 6.2 on or after the date Executive becomes entitled to receive the Severance Compensation, then notwithstanding anything set forth in Section 6.2, the Company shall not be required to make any payments to the Executive pursuant to Section 6.2(a), other than continuing to provide all benefits in accordance with Section 4 to the extent set forth in Section 6.2(a). If the Executive’s employment with the Company is terminated pursuant to Section 6.2 before the Executive becomes entitled to the Severance Compensation, then notwithstanding the foregoing, the amount of the Severance Compensation shall be reduced by the amount to which the Executive is entitled pursuant to Section 6.2(a).

3.6 DEFINITION OF CHANGE OF CONTROL. For purposes of this Agreement “Change of Control” means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation but not including any underwritten public offering registered under the Securities Act of 1933 (“Public Offering”) or any offering of securities under Rule 144A promulgated under the Securities Act of 1933 (“Rule 144A Offering”)) in one or a series of related transactions of all or substantially all of the assets of the Company taken as a whole to any individual, corporation, limited liability company, partnership, or other entity (each, a (“Person”) or group of Persons acting together (each a “Group”) (other than any of the Company’s wholly-owned subsidiaries or any Company employee pension or benefits plan), (ii) except in respect of a voluntary or involuntary filing under applicable bankruptcy or insolvency laws, the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transactions (including any stock or other purchase, sale, acquisition, disposition, merger, consolidation or reorganization, but not including any Public Offering or Rule 144A Offering)) the result of which is that any Person or Group (other than any of the Company’s wholly-owned Subsidiaries, any underwriter temporarily holding securities pursuant to a Public Offering or any Company employee pension or benefits plan), becomes the beneficial owners of more than 40 percent (40%) of the aggregate voting power of all classes of stock of the Company having the right to elect directors under ordinary circumstances; or (iv) the first day on which a majority of the members of the Board are not individuals who were nominated for election or elected to the Board with the approval of two-thirds of the members of the Board just prior to the time of such nomination or election.

3.7 STOCK OPTIONS. On the third business day following the Company’s first public disclosure of earnings (or anticipated earnings) after the execution and delivery of this Agreement, and subject to compliance with federal and state securities laws and any policies of the Company, the Company shall grant to the Executive under one or more of its stock option plans, stock options to purchase One Hundred Thousand (100,000) shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the date of grant (the “Stock Options”). The Company and the Executive agree that the terms and conditions set forth on Schedule I hereto are hereby deemed incorporated by reference and shall govern the Stock Options and any other options to purchase the Company’s stock granted to the Executive during the Term under one or more stock option plans after the date of this Agreement.

ARTICLE 4

EMPLOYEE BENEFITS

4.1 BENEFITS. The Company agrees that the Executive shall be entitled to all ordinary and customary perquisites afforded generally to executive employees of the Company (except to the extent employee contribution may be required under the Company’s benefit plans as they may now or hereafter exist), which shall in no event be less than the benefits generally afforded to the other executive employees of the Company as of the date hereof or from time to time, but in any event shall include any qualified or non-qualified pension, profit sharing and savings plans, any death benefit and disability benefit plans, life insurance coverages, any medical, dental, health and welfare plans or insurance coverages and any stock purchase programs that are approved in writing by the Board, in its sole discretion.

4.2 VACATION. The Executive shall be entitled to four (4) weeks of paid vacation for each full calendar year of his employment hereunder. To the extent accrued vacation time is unused in any given year, it may be carried over in accordance with the policies of the Company then in effect. Notwithstanding anything to the contrary, however, the Executive shall not be entitled to carry over any unused vacation for a period exceeding two (2) years.

ARTICLE 5

BUSINESS EXPENSES

5.1 EXPENSES. The Company shall pay or reimburse the Executive for all reasonable and authorized business expenses incurred by the Executive during the Term; such payment or reimbursement shall not be unreasonably withheld so long as said business expenses have been incurred for and promote the business of the Company and are normally and customarily incurred by employees in comparable positions at other comparable businesses in the same or similar market. Notwithstanding the above, the Company shall not pay or reimburse the Executive for the costs of any membership fees or dues for private clubs, civic organizations, and similar organizations or entities, unless such organizations and the fees and costs associated therewith have first been approved in writing by the Board, in its sole discretion.

5.2 TRAVEL COSTS. Subject to the provisions of this Article 5, the Company shall reimburse the Executive for expenses incurred with business-related travel. For business-related flights over four hours, Executive shall be reimbursed for Business Class travel expenses.

5.3 RECORDS. As a condition to reimbursement under this Article 5, the Executive shall furnish to the Company adequate records and other documentary evidence required by federal and state statutes and regulations for the substantiation of each expenditure. The Executive acknowledges and agrees that failure to furnish the required documentation may result in the Company denying all or part of the expense for which reimbursement is sought.

ARTICLE 6

TERMINATION OF EMPLOYMENT

6.1 TERMINATION FOR CAUSE. The Company may, during the Term, without notice to the Executive, terminate the Executive’s employment under this Agreement and discharge the Executive for Cause (as defined below), and in such event, except as set forth in the proviso to this Section 6.1, neither party shall have any rights or obligations under Article 2, Sections 3.1 and 3.2, or Articles 4 and 5; provided, however, that (a) the Company shall pay the Executive any amount due and owing as of the termination date pursuant to Section 3.1 and Section 3.2 (excluding a Bonus for the year in which the termination occurs) and Articles 4 and 5 (subject, in each case, to Section 3.3), and (b) the remaining provisions of this Agreement shall remain in full force and effect in accordance with their terms. As used herein, the term “Cause” shall refer to the termination of the Executive’s employment as a result of any one or more of the following: (i) any conviction of, or pleading of nolo contendre by, the Executive for any crime or felony; (ii) any wilfull misconduct of the Executive which has a materially injurious effect on the business or reputation of the Company; (iii) the gross dishonesty of the Executive which has a materially injurious effect on the business or reputation of the Company; or (iv) a material failure to consistently discharge his duties under this Agreement which failure continues for thirty (30) days following written notice from the Company detailing the area or areas of such failure, other than such failure resulting from his Disability (as defined below); provided, that clause (iv) above shall be deemed to be deleted from this Agreement and shall have no force or effect concurrently with the consummation of a Change of Control. For purposes of this Section 6.1, no act or failure to act, on the part of the Executive, shall be considered “willful” if it is done, or omitted to be done, by the Executive in good faith or with reasonable belief that his action or omission was in the best interest of the Company. The Executive shall have the opportunity to cure any such acts or omissions (other than clause (i) above) within thirty (30) days of the Executive’s receipt of a notice from the Company finding that, in the good faith opinion of the Company, the Executive is guilty of acts or omissions constituting “Cause.”

6.2 TERMINATION WITHOUT CAUSE OR GOOD REASON. Subject to Section 6.4, the Company shall have the right, at any time in its sole and subjective discretion, to terminate the Executive’s employment under this Agreement without Cause upon not less than thirty (30) days prior written notice to the Executive. The term “termination without Cause” shall mean the termination by the Company of the Executive’s employment for any reason other than those expressly set forth in Section 6.1, or no reason at all, and shall also mean the Executive’s decision to terminate his employment under this Agreement by reason of any act, decision or omission by the Company or the Board that: (A) materially modifies, reduces, changes, or restricts the Executive’s salary, bonus opportunities, options or other compensation benefits or perquisites, or the Executive’s authority, functions, services, duties, rights, and privileges as, or commensurate with the Executive’s position as the Executive Vice President, Chief Legal and Administrative Officer, and Secretary of the Company as described in Section 2.1 hereof; (B) relocates the Executive without his consent from the Company’s offices located at 18872 MacArthur Boulevard, Irvine, California, 92612-1400 to any other location in excess of fifty (50) miles beyond the geographic limits of Irvine, California; (C) deprives the Executive of his titles and positions of Executive Vice President, Chief Legal and Administrative Officer, and Secretary of the Company; or (D) involves or results in any failure by the Company to comply with any provision of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive (each a “Good Reason”). In the event the Company or the Executive shall exercise the termination right granted pursuant to this Section 6.2, then except as set forth in the proviso below, neither party shall have any rights or obligations under Article 2, Sections 3.1 and 3.2, or Articles 4 and 5; provided, however, that, subject to Section 3.5, the Company shall pay to the Executive (a) an amount equal to twelve (12) months of the Executive’s Base Salary in effect at the time of termination plus the Bonus (at the Target level) and shall continue to provide all benefits in accordance with Section 4 for a period of twelve (12) months after the effective date of the termination (subject in each case to Section 3.3), except that the Company shall not be required to provide such benefits to the extent that, during such twelve (12) month period, the Executive receives substantially similar (or better, from the Executive’s perspective) benefits from a new employer, and (b) any amount due and owing as of the termination date pursuant to Section 3.2 (including a Bonus for the year in which the termination occurs prorated to the date of termination based on the performance of the Company in such year as of the date on which the termination occurs versus the performance targets for the Company established by the Board for the entire year, and using such factors as the Board shall determine in its sole discretion (e.g., revenue, EBITDA, net income, etc.)) and Article 5 (subject, in each case, to Section 3.3), and the remaining provisions of this Agreement shall remain in full force and effect in accordance with their terms. The amounts and benefits required by clause (a) above shall be provided only if the Executive has executed (and not revoked) a release in favor of the Company (which release shall be substantially in the form attached as Exhibit A). The amounts payable pursuant to this Section 6.2 shall be in payment for the services rendered by the Executive pursuant to this Agreement during the Term, and, subject to Section 3.5, the Executive shall not be entitled to any additional amounts in consideration for such services.

6.3 TERMINATION FOR DEATH OR DISABILITY. The Executive’s employment shall terminate automatically upon the Executive’s death during the Term. If the Company determines in good faith that the Disability (as defined below) of the Executive has occurred during the Term, it shall give written notice to the Executive of its intention to terminate his employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of his duties. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform his duties to the Company on account of physical or mental illness or incapacity for a period of one-hundred twenty (120) consecutive calendar days, or for a period of one hundred eighty (180) calendar days, whether or not consecutive, during any three hundred sixty-five (365) day period.

6.4 TERMINATION WITHOUT GOOD REASON. Anything in this Agreement to the contrary notwithstanding, during the Term the Executive shall have the right, in his sole and subjective discretion, to terminate his employment under this Agreement without Good Reason upon not less than thirty (30) days prior written notice to the Company, and in such event, neither party shall have any rights or obligations under Article 2, Sections 3.1 and 3.2, or Articles 4 and 5; provided, however, that (a) the Company shall pay the Executive any amount due and owing as of the termination date pursuant to Section 3.1 and Section 3.2 (including a Bonus for the year in which the termination occurs, which shall be prorated to the date of termination, and any component of which that is based on the financial performance of the Company (as opposed to the individual performance of the Executive) shall be paid at the same time as the Company pays a bonus to its other executive officers that are employed by the Company as of the end of the calendar year in which the termination occurs) and Articles 4 and 5 (subject, in each case, to Section 3.3), and (b) the remaining provisions of this Agreement shall remain in full force and effect in accordance with their terms.

6.5 STOCK OPTIONS. Upon the Executive’s termination under this Article 6, the Company’s obligations with respect to any stock option to purchase shares of the Company’s common stock granted to the Executive shall be determined by the terms and conditions of such option as set forth in the Executive’s written option agreement regarding such options, including, with respect to the Stock Options, the terms and conditions set forth on Schedule I hereto.

ARTICLE 7

PARACHUTE TAX INDEMNITY

7.1 GROSS-UP PAYMENT.

(a) If it shall be determined that any amount paid, distributed or treated as paid or distributed by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any stock option agreement between the Executive and the Company or otherwise, but determined without regard to any additional payments required under this Article 7) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including without limitation, any income taxes (including any interest or penalties imposed with respect thereto) and Excise Tax imposed on the Gross-up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) The determinations of whether and when a Gross-Up Payment is required under this Article 7 shall be made by the Company based on its good faith interpretation of applicable law. The amount of such Gross-Up Payment and the valuation assumptions to be utilized in arriving at such determination shall be made by the Company which shall provide detailed supporting calculations to the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment subject to the Excise Tax, or such earlier time as is requested by the Company. Any Gross-Up Payment, as determined pursuant to this Article 7, shall be paid by the Company to the Executive within twenty-five (25) days of the receipt of notice from the Executive that there has been a Payment subject to the Excise Tax. Any determinations by the Company shall be binding upon the Executive, provided, however, if it is later determined that there has been an underpayment of Excise Tax and that the Executive is required to make an additional Excise Tax payment(s) on any Payment or Gross-Up Payment, the Company shall provide a similar full gross-up on such additional liability.

(c) For purposes of any determinations made by the Company acting under Section 7.1(b):

(i) All Payments and Gross-Up Payments with respect to the Executive shall be deemed to be “parachute payments” under Section 280G(b) (2) of the Code and to be “excess parachute payments” under Section 280G(b) (1) of the Code that are fully subject to the Excise Tax under Section 4999 of the Code, except to the extent (if any) that the Company determines in good faith that a Payment in whole or in part does not constitute a “parachute payment” or otherwise is not subject to Excise Tax;

(ii) The value of any non-cash benefits or deferred or delayed payments or benefits shall be determined in a manner consistent with the principles of Section 280G of the Code; and

(iii) The Executive shall be deemed to pay federal, state and local income taxes at the actual maximum marginal rate applicable to individuals in the calendar year in which the Gross-Up Payment is made, net of any applicable reduction in federal income taxes for any state and local taxes paid on the amounts in question.

7.2 CLAIMS AND PROCEEDINGS. The Executive shall notify the Company in writing of any Excise Tax claim by the Internal Revenue Service (or any other state or local taxing authority) that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than twenty (20) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such Excise Tax claim, the Executive shall: (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company after consultation in good faith with the Executive and subject to approval by the Executive (which approval shall not be unreasonably withheld) under the circumstances set forth in Section 7.1; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expense. Without limitation of the foregoing provisions of this Article 7, the Company shall control the Excise Tax portion of any proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such Excise Tax claim and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that the Executive may elect at his sole option to pay the tax claimed and require the Company to contest through a suit for a refund. If the Executive elects to pay such Excise Tax claim and contest through a suit for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, however, that any Company-directed extension of the statute of limitations relating to payment of taxes for the Executive’s taxable year with respect to which such contested Excise Tax amount is claimed to be due shall be effective only if it can be and is limited to the contested Excise Tax liability.

7.3 REFUNDS. If, after the Executive’s receipt of an amount advanced by the Company pursuant to this Article 7 for payment of Excise Taxes, the Executive files an Excise Tax refund claim and receives any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of this Article 7) except as provided below, promptly pay to the Company the amount of any such refund of Excise Tax (together with any interest paid or credited thereon, but after any and all taxes applicable thereto), plus the amount (after any and all taxes applicable-thereto) of the refund (if any is applied for and received) of any income tax paid by the Executive with respect to and as a result of his prior receipt of any previously paid Gross-Up Payment indemnifying the Executive with respect to any such Excise Tax later so refunded. In the event the Executive files for a refund of the Excise Tax and such request would, if successful, require the Executive to refund any amount to the Company pursuant to this provision, then the Executive shall be required to seek a refund of the Income Tax portion of any corresponding Gross-Up Payment so long as such refund request would not have a material adverse effect on the Executive (which determination shall be made by independent tax counsel selected by the Executive after good faith consultation with the Company and subject to approval of the Company, which approval shall not be unreasonably withheld). If, after the Executive’s receipt of an amount advanced by the Company pursuant to this Article 7, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

ARTICLE 8

RESTRICTIVE COVENANTS

8.1 COVENANT NOT TO DISCLOSE CONFIDENTIAL INFORMATION. During the Term and following termination of Executive’s employment under this Agreement, the Executive agrees that, without the Company’s prior written consent, he will not use or disclose to any person, firm, association, partnership, entity or corporation, any confidential information concerning: (i) the business, operations or internal structure of the Company or any division or part thereof; (ii) the customers of the Company or any division or part thereof; (iii) the financial condition of the Company or any division or part thereof; and (iv) other confidential information pertaining to the Company or any division or part thereof, including without limitation, trade secrets, technical data, marketing analyses and studies, operating procedures, customer and/or inventory lists, or the existence or nature of any of the Company’s agreements or agreements of any division thereof (other than this Agreement, the Indemnification Agreement, effective as of March 22, 1999, between the Company and Executive (the “Indemnification Agreement”) and any other option or compensation related agreements involving, the Executive); provided, however, that the Executive shall be entitled to disclose such information: (i) to the extent the same shall have otherwise become publicly available (unless made publicly available by the Executive); (ii) during, the course of or in connection with any actual or potential litigation, arbitration, or other proceeding based upon or in connection with the subject matter of this Agreement; (iii) as may be necessary or appropriate to conduct his duties hereunder, provided the Executive is acting, in good faith and in the best interest of the Company; (iv) as may be required by law or judicial process or (v) if the information is generally known to personnel in the Executive’s trade or business.

8.2 COVENANT NOT TO COMPETE. The Executive acknowledges that he has established and will continue to establish favorable relations with the customers, clients and accounts of the Company and will have access to trade secrets of the Company. Therefore, in consideration of such relations to further protect trade secrets, directly or indirectly, of the Company, the Executive agrees that at all times during his employment with the Company through the one (1) year anniversary of the date of termination of the Executive’s employment, the Executive will not, directly or indirectly, without the express written consent of the Board:

(i) own or have any interest in or act as an officer, director, partner, principal, employee, agent, representative, consultant or independent contractor of, or in any way assist in, any business which is engaged, directly or indirectly, in any business competitive with the Company in those automotive markets and/or automotive products lines in which the Company competes within the United States at any time during the Term, or become associated with or render services to any person, firm, corporation or other entity so engaged (“Competitive Businesses”); provided, however, that the Executive may own without the express written consent of the Company not more than two percent (2%) of the issued and outstanding securities of any company or enterprise whose securities are listed on a national securities exchange or actively traded in the over the counter market;

(ii) solicit clients, customers or accounts of the Company for, on behalf of or otherwise related to any such Competitive Businesses or any products related thereto; or

(iii) solicit any person who is or shall be in the employ or service of the Company to leave such employ or service for employment with the Executive or an affiliate of the Executive.

Notwithstanding the foregoing, if any court determines that the covenant not to compete, or any part thereof, is unenforceable because of the duration of such provision or the geographic area or scope covered thereby, such court shall have the power to reduce the duration, area or scope of such provision to the extent necessary to make the provision enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Company shall pay and be solely responsible for any attorney’s fees, expenses, costs and court or arbitration costs incurred by the Executive in any matter or dispute between the Executive and the Company which pertains to this Article 8 if the Executive prevails in the contest in whole or in part.

8.3 SPECIFIC PERFORMANCE. Recognizing that irreparable damage will result to the Company in the event of the breach or threatened breach of any of the foregoing covenants and assurances by the Executive contained in Sections 8.1 and 8.2, and that the Company’s remedies at law for any such breach or threatened breach may be inadequate, the Company and its successors and assigns, in addition to such other remedies which may be available to them, shall, upon making a sufficient showing under applicable law, be entitled to an injunction to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining the Executive, and each and every person, firm or company acting in concert or participation with him, from the continuation of such breach. The obligations of the Executive and rights of the Company pursuant to this Article 8 shall survive the termination of the Executive’s employment under this Agreement. The covenants and obligations of the Executive set forth in this Article 8 are in addition to and not in lieu of or exclusive of any other obligations and duties the Executive owes to the Company, whether expressed or implied in fact or law.

ARTICLE 9

GENERAL PROVISIONS

9.1 FINAL AGREEMENT. Except with respect to the terms of (a) any existing confidentiality, non-disclosure, and non-competition agreements between the Company and the Executive (solely for the purposes of permitting either party to seek remedies for a breach thereof in respect of acts or omissions occurring prior to the date hereof), (b) the Prior Agreement (solely for the purposes of governing, and only to the extent necessary to govern, stock options held by the Executive as of the date hereof and for no other purpose), and (c) any existing indemnification agreements, including, without limitation, the Indemnification Agreement, inventions agreements, and stock option agreements between the Executive and the Company, this Agreement is intended to be the final, complete and exclusive agreement between the parties relating to the employment of the Executive by the Company and all prior or contemporaneous understandings, representations and statements, oral or written, are merged herein. Except as set forth in clauses (a) through (c) above, this Agreement supersedes all of the Executive’s compensation agreements with the Company, and the Executive expressly acknowledges that he is not and will not be entitled to any severance payments under any Company agreement or change of control plan. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement thereof is or may be sought.

9.2 NO WAIVER. No waiver, by conduct or otherwise, by any party of any term, provision, or condition of this Agreement, shall be deemed or construed as a further or continuing waiver of any such term, provision, or condition nor as a waiver of a similar or dissimilar condition or provision at the same time or at any prior or subsequent time.

9.3 RIGHTS CUMULATIVE. The rights under this Agreement, or by law or equity, shall be cumulative and may be exercised at any time and from time to time. No failure by any party to exercise, and no delay in exercising, any rights shall be construed or deemed to be a waiver thereof, nor shall any single or partial exercise by any party preclude any other or future exercise thereof or the exercise of any other right.

9.4 NOTICE. Except as otherwise provided in this Agreement, any notice, approval, consent, waiver or other communication required or permitted to be given or to be served upon any person in connection with this Agreement shall be in writing. Such notice shall be personally served, sent by telegram, tested telex, fax or cable, or sent prepaid by either registered or certified mail with return receipt requested or Federal Express and shall be deemed given (i) if personally served or by Federal Express, when delivered to the person to whom such notice is addressed, (ii) if given by telegram, telex, fax or cable, when sent, or (iii) if given by mail, two (2) business days following deposit in the United States mail. Any notice given by telegram, telex, fax or cable shall be confirmed in writing, by overnight mail or Federal Express within forty-eight (48) hours after being sent. Such notices shall be addressed to the party to whom such notice is to be given at the party’s address set forth below or as such party shall otherwise direct.

If to the Company:

Autobytel Inc.

18872 MacArthur Boulevard

Irvine, California 92612-1400

Facsimile: (949) 862-1323

Attn: President

If to the Executive:

Ariel Amir

619 Orchid Avenue

Corona del Mar, California 92625

9.5 SUCCESSORS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

9.6 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws thereof.

9.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.

9.8 SEVERABILITY. The provisions of this Agreement are agreed to be severable, and if any provision, or application thereof, is held invalid or unenforceable, then such holding shall not affect any other provision or application.

9.9 CONSTRUCTION. As used herein, and as the circumstances require, the plural term shall include the singular, the singular shall include the plural, the neuter term shall include the masculine and feminine genders, and the feminine term shall include the neuter and the masculine genders.

9.10 ARBITRATION. Except as otherwise provided in Section 8.3 hereof, any controversy or claim arising out of, or related to, this Agreement, or the breach thereof, shall be settled by binding arbitration in the City of Irvine, California, in accordance with the employment arbitration rules then in effect of the American Arbitration Association, and the arbitrator’s decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party hereto shall pay its or their own expenses incident to the negotiation, preparation and resolution of any controversy or claim arising out of, or related to, this Agreement, or the breach thereof; provided, however, the Company shall pay and be solely responsible for any attorneys’ fees and expenses and court or arbitration costs incurred by the Executive as a result of a claim brought by either the Executive or the Company alleging that the other party breached or otherwise failed to perform this Agreement or any provision hereof to be performed by the other party if the Executive prevails in the contest in whole or in part.

9.11 LEGAL FEES. All reasonable attorney’s fees and costs incurred by the parties in connection with the negotiation and preparation of this Agreement and diligence related matters shall be borne by the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AUTOBYTEL INC.

By:	/s/ Rick Post
Name:	Rick Post
Title:	Chief Executive Officer

ARIEL AMIR

By:	/s/ Ariel Amir

SCHEDULE I

(a) Vesting. Unless a more favorable vesting schedule is approved by the Board, the Compensation Committee or other appropriate committee of the Board, any stock options granted to Executive on or after the date hereof shall vest, assuming the Executive at all times remains an employee of the Company, as follows: (a) one third of the shares underlying such stock options shall vest on the first anniversary of the date on which they are granted, and thereafter (b) 1/36th of the entire shares underlying such stock options shall vest on each monthly anniversary of the grant date thereafter.

(b) Payment Upon Exercise. Payment for the shares subject to any stock option may be tendered in cash or by certified, bank cashier’s or teller’s check or by shares of the Company’s common stock (valued at fair market value (as determined by the Company) as of the date of tender) already owned by the Executive, or some combination of the foregoing or through cashless exercise or such other form of consideration which has been approved by the Board, including a promissory note given by the Executive.

(c) Termination for Cause. As of the date of the Executive’s termination for Cause, any unvested or unexercised portion of any stock options shall terminate immediately and shall be of no further force or effect.

(d) Termination Without Cause or for Good Reason. As of the date of the Executive’s termination by the Company without Cause or by the Executive for Good Reason, any unvested portion of any stock option shall become immediately and fully vested and all stock options, including any previously vested but unexercised portions of any stock options, shall be exercisable from such termination of employment until the date that is two (2) years following the termination date, but in no event later than ten (10) years following the date of grant.

(e) Termination due to Death or Disability. As of the date of the Executive’s termination due to death or Disability, any unvested portion of any stock option shall become immediately and fully vested and all stock options, including any previously vested but unexercised portion of any stock options, shall be exercisable from the date of such termination of employment until two (2) years following the termination date, but in no event later than ten (10) years following the date of grant.

(f) Termination Without Good Reason. As of the date of any voluntary termination of employment with the Company by the Executive other than due to death or Disability, and other than for Good Reason, any unvested portion of any stock option shall terminate immediately and shall be of no further force or effect. Any previously vested but unexercised portion of any stock option shall remain exercisable from the date of such termination of employment until the second anniversary of the termination date, but in no event later than ten (10) years following the date of grant.

(g) Termination Prior to or Following a Change of Control. In the event of a Change of Control of the Company (a) during the Term while the Executive remains employed by the Company, or (b) at any time during the six (6) month period following the termination of the

Executive’s employment with the Company (other than for Cause or without Good Reason), any unvested installment of any stock option shall immediately vest and become exercisable from the date of such Change of Control, or if earlier the date of termination, until the date that is two (2) years following: (i) the Change of Control date, or (ii) if earlier the date of termination, but in no event later than ten (10) years following the date of grant; provided, however, that notwithstanding the foregoing, any such stock options shall remain exercisable beyond such dates so long as Executive is an employee of the Company or any successor thereto or affiliate thereof, but in no event later than ten (10) years following the date of grant.

Unless defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Employment Agreement between the Company and Executive, dated July 19, 2005.